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                               EXHIBIT 15.1

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May 18, 1994

Stockholders and Board of Directors
Texas Industries, Inc.



We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-_____) of Texas Industries, Inc. pertaining to the Texas Industries, Inc. Stock Option Plan for the registration of 1,000,000 shares of its common stock of our reports dated September 16, 1993, December 15, 1993 and March 21, 1994 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. which are included in its Form 10-Q for the quarters ended August 31, 1993, November 30, 1993 and February 28, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                      /s/ ERNST & YOUNG

Dallas, Texas